IBT Bancorp, Inc.
               Announces Operating Results for the Second Quarter

Irwin, Pennsylvania, July 28, 2004; IBT Bancorp, Inc. (the "Company"), the holding company of Irwin Bank & Trust Company, today announced the results of its operations for the three months ended June 30, 2004 and the six months ended June 30, 2004. Net income for the three month period ended June 30, 2004 was $2,088,000 or $.69 per diluted share compared to $2,456,000 or $.82 per diluted share for the comparable 2003 quarter. For the six month period ended June 20, 2004 net income was $4,441,000 or $1.47 per diluted share compared to $5,085,000 or $1.69 per diluted share for the comparable period in 2003. For the quarter ended June 30, 2004 net interest income declined $19,000 or .34% while non-interest income declined $349,000 or 21%. The decline in net interest income was caused by a continuing compression of the net interest margin, which declined to 3.54% for the second quarter of 2004 compared to 3.85% for the comparable 2003 quarter. The decline in non-interest income reflects a prior year one-time pre-tax gain of $346,000 on the sale of real estate owned. Non-interest expenses increased to $3,868,000 for the quarter ended June 30, 2004 compared to $3,744,000. Although salaries declined $83,000, employee benefits and occupancy expenses increased, which accounted for the overall increases in non interest expenses. For the period of six months ended June 30, 2004 net interest income declined $80,000 due to the decrease in the net interest margin. Non-interest income declined $442,000 due to the previously mentioned one-time gain, which occurred in April of 2003. Non-interest expenses increased $527,000 due to increase in employee benefits, the opening of the Greensburg branch and continued investments in technology.

President and CEO Charles G. Urtin stated, "Once again our net interest margin was negatively impacted by the lagging effects of past interest rate cuts on our earning assets yields. With our funding costs already at rock-bottom lows, the lower rate environment continues to squeeze our profitability. The recent move by the Fed to increase short-term interest rates should, however, ease the pressure on the margin. We continue to grow the Company. Total assets at June 30, 2004 increased $29,550,000 or 5% to $659,080,000 from $629,530,000 at
December 31, 2003. We added a commercial real estate loan to other real estate owned due to non-performance by the borrower. The amount of the loan was $1,911,000. This loan is secured by a hotel and we have engaged a hotel management company to manage the hotel until a buyer can be located. The Company continues to pay a dividend and during the quarter has repurchased 17,100 shares of common stock. During the quarter, the company was dropped from the Russell 3000 index due to an increase in the minimum capitalization requirements for inclusion in the index. The market cap of our Company did not materially change from June 30, 2003 to June 30, 2004. Although earnings declined on a quarter to quarter basis we continue to manage the Company with long term goals in mind and reiterate our aversions to short term solutions which could increase earnings but negatively impact the future health of the Company."

Total  assets of the  Company  increased  to  $659,080,000  at June 30,  2004 as compared  to  $629,530,000  at  December  31,  2003.  Total  net  loans  reached
$428,522,000  at  June  30,  2004  from   $416,286,000  at  December  31,  2003.
Investments increased to $185,941,000 at June 30, 2004 as compared to $172,448,000 at December 31, 2003. Total deposits were $512,395,000 at June 30,
2004 as compared to $492,157,000. Advances from the Federal Home Loan Bank of Pittsburgh increased to $60,923,000 at June 30, 2004 as compared to $53,308,000 at December 31, 2003. Federal funds purchased at June 30, 2004 was $7,907,000 compared to $7,900,000 at December 31, 2003.

The Company repurchased 17,100 shares on the open market during the quarter as authorized by a previously approved stock buy-back plan, which authorized the repurchase of 151,000 shares. As of this date, 63,244 shares have been repurchased with 87,856 shares remaining. Shares will be used for general corporate purposes and will be purchased from time to time as conditions dictate.

Irwin Bank and Trust Company is a state chartered commercial bank that conducts its business from its main office located in Irwin, Pennsylvania, six branch offices, a loan center, a trust department and five supermarket branches located in the Pennsylvania counties of Westmoreland and Allegheny. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation. The Company's common stock is traded on the American Stock Exchange under the symbol "IRW". For more information please visit at www.myirwinbank.com.
-------------------

Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

IBT Bancorp, Inc.
Selected Financial Data (Unaudited)

(Dollars in Thousands, except per share data)

                                              June 30,       December 31,
                                              --------       ------------
                                                2004             2003
                                              --------         --------
Total Assets                                  $659,080         $629,530
Securities available for sale                 $185,941         $172,448
Total loans, net                              $428,522         $416,286
Total liabilities                             $601,338         $569,924
Interest bearing deposits                     $430,911         $411,104
Non-interest bearing deposits                 $ 81,484         $ 81,053
FHLB advances                                 $ 60,923         $ 53,308
Federal funds purchased                       $  7,907         $  7,900
Shareholders' equity                          $ 57,742         $ 59,606


                                 Three Months Ended     Six Months Ended
                                                 June 30,
                                 ------------------    ------------------
                                    2004       2003       2004       2003
                                 -------    -------    -------    -------
Interest Income                  $ 8,372    $ 8,339    $16,682    $16,832
Interest Expense                   2,878      2,826      5,730      5,800
                                 -------    -------    -------    -------
     Net interest income           5,494      5,513     10,952     11,032
Provision for loan losses            125        150        250        300
                                 -------    -------    -------    -------
Net interest income after
     provision for loan losses     5,369      5,363     10,702     10,732
Non-interest income                1,337      1,686      2,685      3,127
Non-interest expense               3,868      3,744      7,517      6,990
                                 -------    -------    -------    -------

Income before income taxes         2,838      3,305      5,870      6,869
Income tax expense                   750        849      1,429      1,784
                                 -------    -------    -------    -------

Net income                       $ 2,088    $ 2,456    $ 4,441    $ 5,085
                                 =======    =======    =======    =======

Per Share Data:
Basic earnings per share         $  0.70    $  0.82    $  1.49    $  1.71
Diluted earnings per share       $  0.69    $  0.82    $  1.47    $  1.69
Dividends per share              $  0.40    $  0.35    $  0.80    $  0.70

Selected Ratios (annualized):
Return on Average Assets            1.28%      1.63%      1.38%      1.70%
Return on Average Equity           13.46%     16.95%     14.36%     17.78%
Net Interest Spread                 3.13%      3.38%      3.18%      3.41%
Net Interest Margin                 3.54%      3.85%      3.59%      3.88%


                                      June 30,             December 31,
                                      ---------            ------------
Additional Per Share Data:               2004                 2003
                                      ---------             ---------
Shares Outstanding                    2,960,555             2,977,655
Book Value per Share                 $    19.50            $    20.02